Exhibit 99.1

BIMINI CAPITAL DECLARES $0.0325 DIVIDEND

VERO BEACH, Fla. (December 9, 2010) - Bimini Capital Management, Inc. (OTCBB: BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced that its Board of Directors has declared a cash dividend of $0.0325 per share (3.25 cents) on Class A and Class B Common Stock for the calendar quarter ending December 31, 2010.  The dividend is payable December 30, 2010, to stockholders of record on December 23, 2010.

Dividends are usually paid from REIT taxable earnings.  The Company has net operating loss and capital loss carry-forwards from prior years available to offset taxable income and capital gains, respectively, earned in 2010.  After application of such carry-forwards, and given year to date operating results, it is probable all of the dividends declared in 2010 will not be paid from REIT taxable income.  To the extent dividends exceed REIT taxable earnings, the dividends will constitute a return of capital.  Dividends that are designated as a return of capital are not taxable to a U.S. shareholder to the extent they do not exceed the shareholder’s adjusted tax basis.  The dividend is being paid prior to the end of the calendar year so that all 2010 declared dividends constitute a return of capital.

The fourth quarter dividend rate is slightly greater than the three cent per share dividend declared in the first three quarters of the year.  The increase reflects the fact that the Company has purchased approximately 283,000 shares of its Class A Common Stock as part of the share repurchase plan it announced on June 29, 2010.  The increased dividend rate, when applied to the reduced number of outstanding shares, causes total fourth quarter dividends to be comparable to total dividends declared in each of the three prior quarters.

About Bimini Capital Management

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including but not limited to any financial or operating results during the fourth quarter of 2010. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com